Exhibit 99.1

Investor Contact:

Michael Polyviou/Peter Schmidt

Financial Dynamics

212-850-5748

Media Contact:

Lisa Cradit

Financial Dynamics

212-850-5600

IPCS, INC. ANNOUNCES FINAL RESULTS OF ITS TENDER OFFER FOR ITS
11 1/2% SENIOR NOTES DUE 2012 AND ITS

11 3/8% SENIOR NOTES DUE 2012

SCHAUMBURG, Ill. — May 7, 2007 iPCS, Inc. (Nasdaq: IPCS), a PCS Affiliate of Sprint Nextel, announced today the final results of its tender offer for $165,000,000 aggregate principal amount of its 11 1/2% Senior Notes due 2012 (CUSIP No. 44980YAG2) (“11 1/2% Notes”) and $125,000,000 aggregate principal amount of its 11 3/8% Senior Notes due 2012 (CUSIP No. 44043UAL4) (the “11 3/8% Notes” and together with the 11 1/2% Notes, the “Notes”) and related consent solicitation which expired as of 12:00 midnight, New York City time, on May 4, 2007 (the “Expiration Date”).  iPCS received validly tendered Notes from the respective holders of 100.00% of the outstanding principal amount of each series of the Notes.

iPCS accepted for purchase and payment $164,975,000, or approximately 99.98% in aggregate principal amount of tendered 11 1/2% Notes, and $125,000,000, or 100.00% in aggregate principal amount of tendered 11 3/8% Notes, on April 23, 2007, the initial acceptance date.  An additional $25,000 in aggregate principal amount of 11 1/2% Notes was tendered prior to the Expiration Date and was accepted for payment on the final payment date.  The final payment date is May 7, 2007.

Banc of America Securities LLC and UBS Investment Bank acted as the dealer managers and the solicitation agents for the offer.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes.

About iPCS, Inc.

iPCS is the Sprint PCS Affiliate of Sprint Nextel with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 80 markets including markets in Illinois, Michigan, Pennsylvania, Indiana, Iowa, Ohio and Tennessee. The territory includes key markets such as Grand Rapids (MI), Fort Wayne (IN), Tri-Cities (TN), Scranton (PA), Saginaw-Bay City (MI) and Quad Cities (IA/IL). As of March 31, 2007, iPCS’s licensed territory had a total population of approximately 15.0 million residents, of which its wireless network covered approximately 11.4 million residents, and iPCS had approximately 590,900 subscribers. iPCS is headquartered in Schaumburg, Illinois. For more information, please visit the Company’s website at www.ipcswirelessinc.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this press release regarding iPCS’s business which are not historical facts are “forward-looking statements.” Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. A variety of factors could cause actual results to differ materially from those anticipated in iPCS’s forward-looking statements, including the following factors: (1) iPCS’s dependence on its affiliation with Sprint; (2) the final outcome of iPCS’s litigation against Sprint concerning the Sprint/Nextel merger and the scope of iPCS’s exclusivity; (3) changes in Sprint’s affiliation strategy as a result of the Sprint/Nextel merger and Sprint’s acquisitions of other Sprint PCS Affiliates of Sprint Nextel; (4) changes in Sprint’s ability to devote as much of its personnel and resources to the remaining Sprint PCS Affiliates of Sprint Nextel; (5) changes in customer default rates and increases in bad debt expense; (6) changes or advances in technology; (7) changes in Sprint’s national service plans, products and services or its fee structure with iPCS; (8) an increase in our expenses resulting from an increase in the CCPU rate that Sprint charges us for certain back-office services and a decrease in our revenue resulting from a decrease in the reciprocal roaming rate between us and Sprint; (9) potential declines in the relationship between roaming revenue iPCS receives from Sprint and roaming expense iPCS pays to Sprint; (10) iPCS’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; (11) difficulties in network construction, expansion and upgrades; (12) increased competition in iPCS’s markets; (13) adverse changes in financial position, condition or results of operations; (14) iPCS’s dependence on independent third parties for a sizable percentage of its sales; and (15) the inability to open the number of new stores and to expand the co-dealer network as planned. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from iPCS’s forward-looking statements, please refer to iPCS’s filings with the SEC, especially in the “risk factors” section of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in any subsequent filings with the SEC. Investors and analysts should not place undue reliance on forward-looking statements. The forward-looking statements in this document speak only as of the date of the document and iPCS assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.